Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Acting CEO 617.926.1551 pmarshall@panacos.com

Panacos Announces Promotion of Graham P. Allaway, Ph.D. to President and Chief Operating Officer

Watertown, MA (July 11, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Graham P. Allaway, Ph.D., previously Chief Operating Officer of Panacos, has been promoted to the position of President and Chief Operating Officer. In this role, Dr. Allaway is responsible for Panacos’ drug discovery and development programs, and plays a key role in corporate strategy, business development, and investor relations.

“With bevirimat (PA-457) in Phase 2b trials and our other pipeline programs moving forward, Graham’s unique combination of talents, skills, and experience is more important than ever,” said Peyton Marshall, Acting CEO of Panacos. “Graham’s many contributions to Panacos and his extensive experience in virology have been of immense value and we look forward to his continued leadership as we move to the next stages of our growth.”

Dr. Allaway noted, “As a founder of Panacos, I have been privileged to help build this company into a leader in antiviral innovation. I am pleased to take on this expanded role as we move bevirimat into late-stage development and advance our other exciting drug candidates towards the clinic.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile.

Except for the historical information contained herein, statements made herein, including those relating to the Company’s growth and development efforts, the clinical development of bevirimat and other drug candidates and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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